Global Immune Technologies Says Greeks to Distribute RenON Hybrid Systems

SIDNEY MINES, Nova Scotia, March 14, 2011 /PRNewswire/ -- The Board of Directors of Global Immune Technologies, Inc. (OTC QB: GIMU) announces a Greek Consortium under lead management of "Sunrise Item Hellas" http://www.sunrisesm.com and http://www.itemhellas.gr. Hellas, along with several other companies in the solar energy sector, are starting a Marketing Campaign to distribute RenON's Hybrid Solar System in Greece. The Greek Islands are famous and popular places for tourism with remote locations. There, many resorts & hotels demand serious power just to run their laundries. Our 24-hr Hybrid Solar System that functions even after the sun goes down lends itself smartly to addressing these issues.

Company Director and President, Donald L. Perks, said, "The Greek market, we would expect to produce us orders of about Euro 11 million to Euro 13 million per year, not as big as France where we expect to yield over Euro 50 million annually with our SUNY System distributor announced earlier today but we welcome their interest. This will be a show case area for other remote installations globally."

Further information can be obtained by telephoning Jeffrey R. Bruhjell +1 406 558 4947 jrb@ren-on.com or by visiting www.renewunlimited.com or Uwe Vincenz, Telefon: +49 3447 834448 www.iat-remsa.de  or email: u.vincenz@ren-on.com

We seek Safe Harbour.

CONTACT:  Jeffrey R. Bruhjell, +1-406-558-4947, jrb@ren-on.com, or Uwe Vincenz, +49-3447-834448, u.vincenz@ren-on.com, both for Global Immune Technologies, Inc.